UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Completion of Acquisition of BioLucent, Inc.

On September 18, 2007, Hologic, Inc., a Delaware corporation (“Hologic”) completed the acquisition (the “Merger”) of BioLucent, Inc., a Delaware corporation (“BioLucent”), pursuant to an Agreement and Plan of Merger, dated as of June 20, 2007, by and among Hologic, BioLucent, Bravo Transition, Inc., a Delaware corporation and a wholly owned subsidiary of Hologic (“Merger Sub 1”), Bravo Acquisition I, LLC, a Delaware limited liability company, and wholly owned subsidiary of Hologic (“Merger Sub 2”) and Steven Gex, solely in his capacity as Stockholder Representative thereunder (the “Merger Agreement”). In order to consummate the transactions contemplated by the Merger Agreement, Merger Sub 1 merged with and into BioLucent (the “First Merger”), followed immediately by BioLucent merging with and into Merger Sub 2 (the “Second Merger”). As a result of the Merger, the separate corporate existence of each of Merger Sub 1 and BioLucent ceased with Merger Sub 2 continuing as the surviving entity in the Merger, as a wholly-owned subsidiary of Hologic. Immediately prior to the consummation of the Merger, BioLucent spun-off its brachytherapy business to the holders of BioLucent’s outstanding shares of capital stock, as a result, pursuant to the Merger, Hologic acquired BioLucent’s MammoPad® business and related assets but not BioLucent’s brachytherapy business and related assets.

The aggregate purchase price exclusive of certain transaction costs and expenses, paid by Hologic to the security holders of BioLucent pursuant to the Merger Agreement at closing was approximately $70.0 million, of which amount (i) $65.0 million was paid by Hologic in shares of Hologic’s common stock valued at $54.222 per share (the “Merger Shares”) and (ii) $5.0 million was paid in cash. Additionally, Hologic will be responsible for the payment of up to two annual deferred cash payments (the first of which, if payable, will be due following the one year anniversary of the consummation of the Merger) not to exceed $15 million in the aggregate based upon MammoPad achieving certain revenue targets. The value of the Merger Shares was determined based on the average closing price of Hologic’s common stock as quoted on the Nasdaq Market for the five trading days ending September 14, 2007. The purchase price is payable in approximately 1,181,777 shares of Hologic common stock. The actual number of Merger Shares that Hologic will issue in the transaction will be subject to reduction to reflect certain tax withholding obligations. Additionally, approximately 10% of the shares to be issued will be held in escrow and subject to forfeiture to satisfy BioLucent stockholder indemnification obligations, if any.

On September 19, 2007, Hologic issued a press release announcing the completion of the acquisition of BioLucent. A copy of the press release is attached hereto as Exhibit 99.1.

BioLucent, located in Aliso Viejo, California, develops, markets and sells a breast cushion, MammoPad®, to decrease the discomfort associated with mammography. BioLucent’s primary research and development efforts are directed at its brachytherapy business which is focused on breast cancer therapy.

The above discussion of the Merger Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which has been previously filed as Exhibit 10.1 to Hologic’s Current Report on Form 8-K as filed on June 25, 2007 and is incorporated herein by reference.

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ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

As more fully described above, on September 18, 2007, Hologic issued an aggregate of approximately 1,181,777 shares of common stock to security holders of BioLucent in order to consummate the Merger. The actual number of shares of common stock that Hologic will issue in the transaction will be subject to reduction to reflect certain tax withholding obligations. The issuance of the Hologic shares of common stock to the BioLucent security holders in connection with the Merger was exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended, pursuant to approval from the Commissioner of the California Department of Corporations of the fairness of the terms and conditions of the Merger and the issuance of the Merger Shares which approval was granted by the Commissioner of the California Department of Corporations on August 28, 2007.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statement of Business Acquired

Not required.

(b)	Pro Forma Financial Information

Not required.

(d)	Exhibits.

The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Hologic on September 19, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 19, 2007

HOLOGIC, INC.

By: /s/Glenn P. Muir

Glenn P. Muir

Chief Financial Officer, Executive Vice

President, Finance and Treasurer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release issued by Hologic on September 19, 2007.

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